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                                                                     EXHIBIT 10


                AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT


           This AMENDMENT ("Amendment") is made and entered into to be effective August 10, 1998, by and between DAWSON PRODUCTION SERVICES, INC. (together with its successors, the "Company") and JAMES J. BYERLOTZER ("Executive").

           WHEREAS, Executive and the Company entered into an Executive Employment Agreement, dated July 1, 1998 ("Agreement"); and

           WHEREAS, Executive and the Company desire to amend the Agreement; and

           WHEREAS, both the Company and Executive have read and understand the terms and provisions set forth in this Amendment, and have been afforded a reasonable opportunity to review this Amendment with their respective legal counsel;

           NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, Executive and the Company agree as follows:

           Section 13 (and all references thereto) shall be redenominated as
Section 14, and a new Section 13 shall be added as follows:

                  "13. EXCISE TAX GROSS-UP PAYMENTS. In the event that (i) Executive become entitled to any payments under the provisions of Section 5 (and related sections to the extent relevant) ("Severance Payments"), and (ii) some or all of the Severance Payments are subject to the tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to Executive, at the same time as it pays to Executive all or any portion of the Severance Payments, an amount in cash (the "Excise Tax Gross-Up Payment") which will be equal to the sum of (iii) the Excise Tax on the Severance Payments, and (iv) the federal, state and local income tax, and the Excise Tax, on the total Excise Tax Gross-up Payment (which, without limitation, will require the solving of a quadratic equation). For purposes of determining the extent to which Severance Payments are subject to the Excise Tax, and the amount of such Excise Tax, any other payments or benefits received or to be received by Executive in connection with a Change of Control, or in connection with Executive's termination of employment (whether pursuant to the terms of this Executive Agreement or any other plan (including stock option plans), arrangement, or agreement with the Company) (collectively, "Other Benefits") shall be treated in their entirety as (v) "parachute payments" within the meaning of section 280G(b)(2) of the Code, and (vi) "excess parachute payments" within the meaning of section 280G(b)(1) of the Code, and thus shall be considered as

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                  subject to the Excise Tax except to the extent, as determined in the written opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive (who shall not unreasonably withhold approval) such Other Benefits (vii) do not constitute parachute payments or, without limitation (viii) do not constitute excess parachute payments. Without limiting the generality of the foregoing, the amount required to be taken into account for purposes of the forgoing determinations, considering the timing, form and other relevant factors relating to Executive's receipt of Severance Payments and Other Benefits, shall be determined by the Company's independent auditors, in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Without limitation, for purposes of determining the amount of the Excise Tax Gross-Up Payment, the Executive shall be deemed to pay federal, state and local income taxes (as applicable) at the highest marginal rate in effect for the calendar year in which the Excise Tax Gross-Up Payment is paid. In the event that, after the Excise Tax Gross-up Payment is initially determined and paid, it is finally determined that Executive's excess parachute payment is more or less than the amount of excess parachute payment on which the Excise Tax Gross-Up Payment was based, the Company, or Executive, shall pay, or repay, to the other the amount which will cause the Excise Tax Gross-up Payment to equal the amount which would have been paid had the parties initially used the amount of the finally determined excess parachute payment in calculating such amount, plus, in each case, interest on the amount of such payment, or repayment, at the rate provided in Section 1274(b)(2)(B) of the Code from the date of the original payment of the Excise Tax Gross-Up Payment through the date of the payment, or repayment."

           All of the provisions of the Agreement which are not amended as set forth herein shall remain in full force and effect.


           IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.



                                          ------------------------------------
                                          JAMES J. BYERLOTZER



                                          DAWSON PRODUCTION SERVICES, INC.

                                          By:
                                             ---------------------------------
                                          Name:   Michael E. Little
                                          Title:  Chief Executive Officer
                                                  and President